Exhibit 99.1

WidePoint Corporation

Third Quarter 2013 Earnings Conference Call

November 14, 2013

Operator:                               Good day, ladies and gentlemen. Thank you for standing by. Welcome to the WidePoint Corporation Third Quarter 2013 Earnings Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. Please press star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to Mr. David Fore of Hayden IR. Please go ahead sir.

David Fore:                            Thank you, Operator. Good afternoon to all participants in WidePoint's Third Quarter 2013 Financial Results Conference Call. With me today are WidePoint's Chairman and CEO, Steve Komar and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the third quarter 2013 results and Jim will provide additional financial details. Then, we will open the call to questions from participants.

Before I turn the call over to Steve, I'd like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology, may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties including those discussed in the Risk Factor sections of WidePoint's annual report on Form 10-K and its quarterly reports on Form 10-Q, and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties.

The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar, for opening remarks.

Steven Komar:                       Thank you, David. And good afternoon to all of you that have joined us today. As has been our practice, we'd like to continue to express our appreciation to all of you for your continued interest in WidePoint Corporation.

The third quarter of 2013 reflected a series of very interesting contrasts, as it related to the Company's performance. It should come as no surprise that the conditions in the federal government market space were challenging; what with government sequestration, cutbacks in full swing, and the specter of the government shutdown looming in early October. And there is no doubt that these events had some level of impact on our internal performance targets for the quarter; however, the contrast that I'm referring to relates to the positive developments that occurred during the quarter. These events at least partially offset any shortfall to our forecast for revenue growth in the short-term, and are strong indicators of increased revenues and revenue growth rates for the quarters ahead.

We will go into our goals in a bit more detail, but first, let me summarize the financial indicators for the quarter. Jim will expand on these results with more detailed commentary in his upcoming remarks.

WidePoint's third quarter revenues totaled $12.2 million, and nine months year-to-date revenues totaled $35.5 million. While these amounts were less than we had targeted for our internal management goals, our gross margins during the nine month year-to-date period rose to 28%, a clear indicator of our focus on higher-margin management mobility solutions, as well as some drop off in lower-margin software reselling activities due to the government market-constraining factors in place during the quarter.

We've continued to focus on and have achieved maintaining a positive income from operations during 2013, even as we balanced reinvesting some or all of our current year earnings and our repositioning strategies, and investment programs that we've shared with you in our earlier quarterly calls.

Our net income for the nine months to-date was approximately $400,000, of which roughly $300,000 was realized during this third quarter.

Suffice it to say that we now have a deployed national direct sales force, growing pipelines and backlogs, have invested in optimizing our product and infrastructural environment, and we'll soon complete our organizational realignment, all designed to ready us for accelerated growth.

That is a backdrop I'd like to spend a few minutes focusing on recent developments that I believe are a much better indicator where the near-term future of WidePoint lies.

By the way, you'll find a thorough list of these and other events in our just-issued quarterly press release, but I'd like to address a few of them here in my comments to give you a better sense what Management feels of the finer outlook as we approach and enter 2014.

During the quarter, WidePoint's portfolio of product offerings received over $20 million of new revenue contract value, either in the form of new agreements, contract modifications, or extended option years. This does not include two large multinational customer contract relationships, which we expect to announce before the end of November, and over 20 new customer relationships to be realized via software license relationships, as well as new state and local awards that have recently been signed. And of course, this does not address the long-protested Department of Homeland Security Telecom Management five-year award, which, when resolved in our favor, has the potential to contribute roughly $75 million in incremental per annum revenues when fully rolled out.

On another front, while our federal market IT consulting services that felt some impact from sequestration, any shortfall has been offset by growing revenues in performance from more commercial market consulting services solutions over the past several months.

On the cyber security front, in addition to the strong continuing performance and revenue streams from the transportation workers contract, the thirds quarter reflected new revenues from our console management licenses provided to the U.S. Navy, and we entered into a strategic agreement with a top-tier telecommunications provider to provide cloud-based security services to their customers within the Civil Aviation Industry. Under this initial contract, which serves a major global airline, we have successfully deployed a managed cyber solution, used to protect authentication and access to the critical communications networks utilized by the aviation industry.

Looking to future cyber security market opportunities, we're very pleased that as a result of our product development activities to-date, we have recently been able to demonstrate a certificate-based device identity solution that will enhance the security of internet and other wireless transactions when using mobile devices such as laptops, notebooks, and smartphones. Whether used with company-owned equipment, or a bring your own device or BYOD environment, this ‘Cert on a Chip’ solution allows the enterprise to dramatically reduce the risk of data being shared or copied to unprotected devices. We believe this could be a technology with dramatic market potential. We're currently engaged in pilots within the commercial healthcare and federal markets and assessing other target markets, and productizing the technology, all as we build the necessary go-to-market plants to ensure that we make the most of this emerging opportunity.

On a final note, as we increase our involvement with multinational customers and their service requirements, we are receiving new confirmations of the validity of our enterprise-level MMS strategy. This strategy will require Management to acquire some bolt-on product capabilities, optimize its service and delivery, and identify an international reach and support capability. The good news is that each of these requirements is being addressed by the programs initiated at the beginning of this year.

We believe that the integration of our several proven and trusted offerings into an integrated suite of cloud and mobility-based solutions is our pathway to broader and more enduring customer relationships, and, obviously, to increase value to our shareholders.

We definitely believe that we are in a right place at the right time, and have taken the necessary steps that will give us the tools to achieve growth and success in building the value of our business.

With that, I'd like to turn the call over to Jim McCubbin, WidePoint's CFO, for an in-depth discussion of our third quarter financial results. Following Jim's comments, we'll be opening up the call for all your questions and comments. Jim, the floor is yours.

James McCubbin:                   Thank you, Steve. Hello, everyone. Again, thank you for joining our call today. Today in my remarks I'm going to discuss our nine months and third quarter financial results, comment high-level on our fourth quarter 2013 and 2014 financial expectations, and discuss with you our December and January investor awareness plans, before I summarize our remarks and open the lines for questions.

As Steve has commented, our nine-month and third quarter period ending September 30th, 2013, has been an interesting contrast in performance, given the environmental challenges that we have faced, while realizing the closing of many new opportunities that we've worked so hard to win and that we are just starting to recognize revenue from.

In reviewing revenues for the nine-month period ended September 30th, 2013, we witnessed the decrease in revenues of approximately 14% to $35.5 million, or a decrease of approximately $5.9 million, as compared to $41.4 million for the nine-month period ended September 30th, 2012. This decrease was attributable in part to a shift in our sales strategy that Steve has already discussed, and that we believe will start demonstrating growth as we start to recognize revenues from awards we have recently received. Also contributing to this decrease was a combination of other factors that impacted revenues during this period including delays in government product resale transactions, delays in a couple of customer implementations, the impact to some commercial market customer attrition that were not fully offset by new revenue, recognized revenue from new contract awards, that we realized later in the nine-month period that are just now being scheduled to take effect starting the fourth quarter of 2013. Most importantly and most critically, the item that we had not expected that had affected revenues in the period the most was a major contract award that was issued to us in the second quarter by the DHS, which has been protested twice and subsequently delayed. These factors impacted revenues negatively.

Looking more closely at the third quarter of 2013, these factors also contributed to a decrease in revenues, with revenues being recognized in the period of approximately $12.2 million, as compared to approximately $15.2 million for the three-month period ended September 30, 2012.

All in all, not a stellar set of comparative periods of revenue performance. But it should be recognized that while this performance was not stellar, it did create an interesting contrast to the positive contract awards we did see occur, which points to timing being more of a contributing factor than of losing the revenue streams outright.

In the third quarter, we recognized over $20 million in contract awards that were well disbursed. We added several municipalities, a number of new commercial accounts, one additional award providing us with exposure to providing services for an internationally based client, all white growing and reworking a sales force that is starting to generate recurring and a growing pipeline of business, directly and through new channel partners. Of the $20 million in new contract opportunities, we recognized approximately $1 million in the third quarter, and we anticipate that we'll see that number grow over each subsequent quarter.

We also added a white-label software sale to a new partner to be recognized over three years, that will allow our partner to move a number of clients to our platform. This revenue model will also allow for the recognition of revenues over the life of the contract, as we continue to shift our revenues and our revenue model to more of a services as a solution-based model.

It should also be noted that these new opportunities could offset much of the revenues that we have been witnessing in a decline as a result of the negative effects of the federal government sequestration and the federal government shutdown in the fourth quarter of 2013.

All in all, these are positive indicators that the investments to broaden our sales reach, as our business model is starting to have a positive effect in our revenue output. When we further factoring the pending resolution of the DHS matter, we're looking at a very positive revenue picture for 2014. While the fourth quarter of 2013 looks stable, with offsetting new awards replacing government-driven at-risk revenues, the picture is clearly brighter for 2014. In 2014, we believe we'll recognize a growing portion of revenues from international opportunities, municipal opportunities, and commercial opportunities. Add those improvements to our DHS award, which we believe we will be successfully resolved in the fourth quarter of 2014, and the 2014 year has a potential for finally demonstrating strong recurring revenues.

Looking at gross profit for the nine-months ended September 30th, 2013, we have gross profit of about approximately $9.8 million, or 28% of revenues, as compared to approximately $9.8 million, or 24% of revenues, for the nine-month period September 30th, 2012.

The dollar basis decrease in gross profit was due to lower revenues, but the percentage increase was due to the shift and the mix of services and products we have been rolling out. As we continue to do this, there will be periods of variability, of course, in margin growth and lower-margin government resale transactions occur from time-to-time. The timing of government resale transactions is uncertain given the sequestration-related delays that we have experienced over the last three quarters. Our focus, though, will remain on growing sales of higher-margin recurring services.

Gross profit for the three-month period ended September 30th, 2013 was approximately $3 million, or 24% of revenues, as compared to approximately $3.6 million, or 23% of revenues, for the three-month ended September 30th, 2012. The dollar basis decrease in gross profit was due to lower revenues, again, but the slight percentage increase was due to timing differences, as well as the changes in our product to services mix.

In the fourth quarter, we're anticipating greater gross profitability as this shift continues as a result of lower expected federal government re-sales as a result of the federal government shutdown being offset by the new awards that we're bringing online.

Sales and marketing expenses for the nine months ended September 30th, 2013, was approximately $2.4 million, or 7% of revenues, as compared to approximately $2 million, or 5% of revenues, for the nine-month period ended September 30th, 2012. The increase predominantly reflect the hiring of an executive vice president of the sales and marketing, and the company hiring of additional marketing and lead generation sales professionals, all part of our overall strategy to reinvest in our sales resource infrastructure, thereby expanding our growth opportunities, both domestic and abroad.

Sales and marketing expenses for the three months ended September 30th, 2013, was approximately $676,000, or 6% of revenues, as compared to approximately $705,000, or 5% of revenues, for the three-month period ended September 30th, 2012. The dollar basis decrease in sales and marketing expense reflected lower commission payments to commercial business channel partners due to lower-commissionable revenue-based programs compared to the same period last year. We do believe that sales and marketing expense in absolute dollars should increase as we realize higher-commission payments from higher-commissionable revenue streams, and the complete deployment of our investment in building a national MMS sales force.

General and administrative expenses for the nine-month period ended September 30th, 2013, was approximately $7.2 million, or 20% of revenues, as compared to approximately $7.2, or 17% of revenues, for the nine-month period ended September 30th, 2012. General and administrative expenses for the nine-month period ended September 30th, 2013, included non-cash gain of approximately $1.25 million that reflected a reduction in the fair value of the contingent obligation as re-measured at the reporting date.

The general and administrative expenses for the three-month period ended September 30th, 2013, were approximately $2.3 million, or 19% of revenues, as compared to approximately $2.3 million, or 15% revenues, for the three-month period ended September 30th, 2012. The percentage change was as a result of lower revenues. As we recognize future revenue growth, we should see declining percentages of G&A expenses as related to revenues.

As a result of our SG&A expenses, netted from gross profit, our income from operations for the nine months was approximately $8,000, as compared to income from operations of approximately $110,000 in last year's comparable period.

Our goal for 2013 has been to balance our investments with the management of our annual rate of income from operations, while still allowing us to pay down scheduled debt.

Cost of operations for the three months was approximately negative $54,000, compared to income from operations of approximately $459,000 the last year's comparable period. Again, this was a result of our goal of managing around our investment and the estimated annual level of operations of income that we're estimating for the year.

Given all of this, as well as the tax adjustments, depreciation, and interest costs, our net income for the nine-month period ended September 30th, was approximately $398,000, as compared to a net loss of $1,000 for the nine-month period ended September 30th, 2012. And our net income for the three-month period ended September 30th, 2013, was approximately $295,000, as compared to net income of approximately $244,000 for the three-month period ended September 30th, 2012.

It should be noted that we have, at September 30th, 2013 approximately $2.4 million in networking capital. In December 31st, 2012, we had approximately $2.6 million. This is a true indicator of our success at managing and balancing our investments against our financial performance. We came in to the period at the beginning of the year saying that we're going to do this and we're going to balance it around the effects that we realize quarter-by-quarter, and we have done that effectively, and we believe we'll continue to do that through the rest of the year.

So, as Steve has noted, the nine months of 2013 has been an interesting contrast. We have continued to work around the negative effects of the federal government sequestration, federal government shutdown, and the protest of the material award from the Department of Homeland Security, all why we're working, expanding and investing in our sales and marketing infrastructure, and working on deploying added breath to out IT-based MMS product and service offerings. While not completely happy with the detours that many of the external events this year have made us take, we are happy with the progress we have made in achieving a good number of goals we have established in the beginning of the year, and the positive impact they should have on our business model as we start to monetize these positive actions in the future.

With that, we would also like to let everyone know that we will be attending four conferences in December and January, starting with the LD Micro Conference on December 4th, which will be webcast.

We look forward to raising the awareness of our accomplishments and really getting out there in December and January, because we truly believe a number of events are really, kind of, coming to fruition, where we have a launching pad to raise awareness and get out and talk about the hard work that we've done this year, and the concrete things that have occurred that we can show in demonstrating ‘Cert on a Chip’ and demonstrating contract awards that are real and giving us the ability to expand internationally, broaden our federal base of business, broaden our municipal base of business, and broadening, finally, our commercial base of business so we have a breadth of opportunities that we can achieve and look forward to building our business model around in the future.

So with that, I'd like to turn it back to you, Steve.

Steven Komar:                        Thank you, Jim, very well stated. I'd like to now open the call to our listeners’ questions. Operator, if you can assist us by opening the line from sequencing the questions and comments from our listeners, that would be appreciated.

Operator:                                 Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you're using speaker equipment, you will need to lift the handset before making your selection.

Our first question is from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead.

Mike Malouf:                           Hi, gentlemen. Thanks for taking my call.

Steven Komar:                         Hi, Mike. How are you?

Mike Malouf:                           Great. A couple of questions for you: first off, I'm wondering if you could just give us a little bit more color around the organizational realignment. Where are you with that? How's it going as you look out into 2014? What kind of impacts do you think we'll see in—with those realignments?

Steven Komar:                         Be happy to take a shot at that, Mike. We opted at the beginning of this year to take a measured approach to that transition. We obviously had the option to do a dramatic realignment and we felt that would not be in everybody's best interest. So we have staged that over the course of this calendar year.

I can tell you that we have a fully functionalized sales force operating as a deployed national sales force across the various sets of product families. In addition to that, we have centralized our administrative infrastructure and our finance organization.

We have completed what I would categorize as about 75% of the final aspect of that realignment, which would be a breakout and reorganization of our operations and technology environment. This is the final piece, if you will, of this realignment. It is our expectation that it will be 99.5%- implemented, at least that's my target, by the end of this calendar year.

So we're moving along very well, and part of that is kind of a change of mindset and culture, and that's why we've taken the time that we have to ensure that not only our Management, but that our organization and all our associates are, kind of, signed up to this new, to you, of a total company perspective and the selling of—and the meeting customer needs and the selling of a family of MMS-type products. So I think we've come a long way where the goal line is in reach, and we fully expect to be there within the next month or two.

Mike Malouf:                           Great, that's really helpful. And then, if you could just give us a little bit of update on the DHS contract, as much as you can give us. And then, just with a comment on that contract. How long do you think it would take? Let’s hypothetically say you were able to get it January 1. How long would it take to actually get it up to a full rollout, to that $75 million annual rollout? Thank you.

Steven Komar:                         I kind of thought that number which I gave you. Mike, I guess the best way that I can summarize where we are is that it is in the hands of the General Accounting Office, the GAO, which is reviewing the final protest that has, as you know, there were two sequential protests. The final comments and documentations have been received from the protester's attorney, as well as input from the Department of Homeland Security, and I think you're well aware—I believe you're aware of the fact that we have engaged council from our side to assist the agency in the response to the protest. So we're acting as an intervener on behalf of the government. In that sense, I think we've done just about everything that there is to do from our side, and we must patiently await the end of the process from the government perspective. We know statutorily that needs to happen before the end of the calendar year. We're hopeful that it will happen sooner, but, honestly, we're just not in control of that, and we're as frustrated as anyone as to the amount of time that this has taken.

As to rollout, what's that? I'm sorry.

Mike Malouf:                          Now with regards to that before you talk about rollout. If we're statutorily supposed to hear by the end of the year, is there another appeal process or something else that they can actually do?

Steven Komar:                       There is not another appeal process per se; we're at the end of the road. The only option available to the protester is to file suit in a Federal Court of Appeals. So I guess there is another appeal, but it's a judicial avenue. And what it does not do is allow for an additional suspension of services; so, once the GAO rules, the contract is free to move.

James McCubbin:                  So, Mike, if there was a federal suit brought by the protester, they'd bring it against the government, and that does not allow for the stay to be put back into place. DHS has the wherewithal and the option to allow the work to start to commence.

Mike Malouf:                         So if we’re successful in this, you could call it a fight that you're in here, if we’re successful, we'll know by the end of the year. And if we're successful, we should start the program in the beginning of 2014?

Steven Komar:                       Yes, I think that's fair to say, Mike. There naturally will be a rollout of some multi-agency environment. So basically we'll have to go through a series of processing and a series of implementation plans. I can tell you that within our environment, a lot of that planning has already taken place, but in fact, there's only so much we can do until we're free to deal directly with the agency.

James McCubbin:                  Hey, Mike. In the Q, you'll see a lot of references of DHS and part of it there will be a lot of the agencies listed within that umbrella. So, it will take time to get it kick started. The good news is an award doesn't get issued. All that happens is the stay is lifted not awarded and we're not in effect in a fight with anyone. The protesters brought the protest action against the Department of Homeland Security. So the Department of Homeland Security is defending their award against the protester. We're just helping them, because it's in our interest as an intervener to make sure that there aren't any errors. Or if there's anything we can assist the agency with, then we do that. And we are doing that.

If the stay is lifted sometime between now and the end of the year though, given the holidays and everything, you're probably not going to see any real work commenced or even organizing, discussing, and holding initial meetings until late January, just because of the holidays and what we're facing. So this is an activity where the first quarter and getting into your rollout is a lot of the planning phase. The second quarter, you would probably start recognizing revenues and you'd probably see a ramp of activity over about a one year period, given everything going perfect and everything else. But that’s kind of what it looks like.

Mike Malouf:                         So if you started ramping in the second quarter of 2014, what you're saying is that conceivably after four quarters of ramp, you could be at the, sort of, $15 to $20 million a quarter run rate by the third quarter of 2015?

James McCubbin:                  Yes. Yes, but if all went right with the rollout, you could see that reach in that level.

Mike Malouf:                          Right. Thanks a lot for the help. I appreciate it.

James McCubbin:                  Yes.

Steven Komar:                       Thank you, Mike.

Operator:                               Thank you. Our next question is from the line of Mike Crawford with B. Riley & Company. Please go ahead.

Mike Crawford:                      Thank you. Quantifying the bookings, I think you said $20 or $21 million in the period, and you said the pipeline was up, as well. Could you put any numbers that are on the pipeline?

Steven Komar:                         I don't understand your question.

James McCubbin:                   Okay. See, Mike is asking a question on the awards. We had new awards of over $20 million in the quarter. Mike, I don't track pipeline like you track it on a government basis. I just track awards. My pipeline of awards is well in excess of my backlog is in well in excess of $100 million because of the different contract vehicles.

We're moving to more of a task quarter-based business, so we're in flux. You're going to see it start rolling out a discussion on a revenue line of the different product and services within the MMS family. At that point, as we do that going into next year, we'll be able to demonstrate pipeline and backlog. We're just not there yet.

Mike Crawford:                      Thanks, Jim. When you're talking about backlog and you're talking about contract vehicles, well how are you estimating the IDIQ vehicles as part of that backlog?

James McCubbin:                  Well, I mean, with DHS alone, it's a sole award, a single awardee BPA of $600 million. So, what I'm doing is I start laying this out. I'm looking at IDIQ BPA contract values and period of time. And then I'm looking at task quarters that are being applied against it. So, when I'm looking at contract awards, though, since we're now going to a mixed platform. We're getting anywhere from one to three-year average contracts, which are not like the government. They're basically a performance-based three-year term. A lot of that $20 million will be recognized anywhere between one year and three years, just on that $21 million. We expect that number, now that we started tracking it, to grow each quarter, but we literally just started this process in defining our product set and starting to look at how we're going to capture pipeline and backlog.

Steven Komar:                       I don't know—Mike, I don't know if we're ducking your question on the $20 million and that's certainly not the intent here. I completely agree with what Jim said in terms of backlogs—I'm sorry, in terms of pipeline—I think in terms of backlog, we can refer to the fact that the months of August and September, just within some of our telecommunications management areas, we received, I think in September, we did one, two, three, four, five, six, seven different contracts totaling $6 million of incremental revenue, and in the month prior we did another $9 million, add that to the security aspects, and we really get up around that $20 million mark without much trouble and not counting some of those extra transactions that we talked about today.

Mike Crawford:                      Well, thank you. So, more broadly, the space is currently fragmented, that some companies even have some high valuations; I think just yesterday, IBM paid $300 million to acquire CyberLink with—an enterprise mobility management solution. I don't know if you compete against CyberLink or what you think of that valuation or—and the valuation of a competitor like Tango, that we're holding maybe 15% top line, 10% EBITDA margins, but three- to four-times revenues, and here you are, one-times revenues.

James McCubbin:                   Mike, one of the things that we're doing and we're working so hard at putting to the other this year is really a new capture management financial system, that is allowing us to track that, so we can start showing what portion of our revenues are similar to those other companies, because we will be starting to report on that. Because if you take a look at a part of our business that is the old, traditional band of minutes and lower margin business, we're trying to come up with a way to segment our—the portfolio set of our different products. So we can show what is the value component, and we're working on that presently because we want to start reporting that way in the future.

As it goes to fixed more, as it goes to several of the other acquisitions, there has been a number of acquisitions, and the premiums that are being paid, if you look at their business models, we believe are appropriate, and as we start demonstrating the conversion of our business model, I think it's going to demonstrate to everybody what our business or that portion of that business is growing and evolving, should truly be worth. And a lot of that is just now, finally, putting something together where we can go to market and we can show that, and we had to work and spend a good part of this year on putting this together, so we could start the shift. That was one of the reasons at the beginning of the year we started it, because prior to that we had met with Gartner and we had met with several others, and we recognized how close we were to having many of the component parts that a lot of these other companies have. In fact, we had some differentiators that improved our position over them.

This year's been all about reposition it--repositioning ourselves so we can demonstrate that and try to monetize that value and get market acceptance of what we should be trading at in the future, given the performance we're making.

We're hoping by the end of the year that we'll have the tools in place where we can report on it in that way.

Steven Komar:                        And by the way, Mike, we're not giving any short-trip to that, because from our perspective, as we said here, we believe that we're going to demonstrate some dramatic revenue growth next year. And if you take that back and add a more attractive multiplier to it depending on which business segment we're talking about, then I think you kind of get an extra base hit there, and that's clearly the direction we're going at.

James McCubbin:                   And Mike, just to add to some other things for your background, as you start looking at comparables and comparatives. Good Technologies was bought by Motorola, Zenprise was bought by Citrix, and Samsung has bought Fixmo. So the question now is you have MobileIron, you have AirWatch, you have several others in the MDM space; we're making headway in various other spaces and equivalents where we're complimentary. So, it is a very exciting time, and it is the important reason that we're finishing the efforts that we've set out at the beginning of the year.

Mike Crawford:                      Okay. Thank you both. Thank you.

Steven Komar:                        Thank you, Mike.

Operator:                                 Thank you. As a reminder ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one at this time. If you're using speaker equipment, you will need to lift the handset before making your selection.

Our next question is from the line of Steve Shaw with Sidoti & Company. Please go ahead.

Steve Shaw:                              Hey, guys. How are you doing?

Steven Komar:                         Hi, Steve.

Steve Shaw:                              Hey, Jim. Did you breakout the Avalon business for the quarter?

James McCubbin:                   I'm sorry.

Steve Shaw:                              Did you breakout the Avalon business for the quarter?

James McCubbin:                    No. We've—we haven't broken out the Avalon for any of the quarters. We consolidated them when we did the asset purchase.

Steve Shaw:                              So no percentage of sales for commercial business at all?

James McCubbin:                    Right now, we're operating as a single segment and we're moving to a single set of the product and service offerings.

Steve Shaw:                              Right.

James McCubbin:                        We kind of condensed everything together.

Steve Shaw:                                   Right. And what about cyber security for the quarter?

James McCubbin:                        Again, we're not segmenting.

Steve Shaw:                                   All right.

James McCubbin:                        Steve, we're not showing anything on segments. We've stopped—we stopped running the business as a segmented business...

Steve Shaw:                                   Right.

James McCubbin:                       At the end of last year. So, our goal now is to really have an enterprise set of solutions and product sets. And what we're doing is we're measuring against all those product sets. And in December and January, what I'll be doing is describing the services and products that we're offering. And then what we're going to be doing is describing how much of a revenue or portion of revenues they represent in our model, and that's where we're moving forward.

Steve Shaw:                                  Okay.

Steven Komar:                            And some segmentation as to market is well within a product family. So, going—Steve’s question, I think as we move forward into 2014, we'll be putting out some metrics associated with that.

James McCubbin:                     And we know that you guys all have to write up both—well, all of the analysts, and we're working very hard with this conversion to make sure that we can publish it accurately. So, it's been a lot of work to make the shift first. And then, we're kind of following up behind trying to track it, measure it, and put in effective analytics. I'm just—I'm not there yet. I'm almost there, going into 2014, I think we'll be in a good place to demonstrate that, and I think that's going to make the modeling for all of you so much easier.

Steve Shaw:                                Okay.

Steven Komar:                           Okay. Anything else, Steve? Are you good?

Steve Shaw:                                No, I'm good.

Steven Komar:                           Okay. Thanks.

Steve Shaw:                                All right.

Operator:                                    Okay. Our next question is from the line of Sam Donaldson a Private Investor. Please go ahead.

Sam Donaldson:                      Gentlemen, I'm very pleased with the progress you're making still, and I thank you for it. And I'm also concerned about the fact that our government doesn't function well. And even though you have diversified, which is a very good thing, continue to do that, a lot of our contracts still depend on the government paying, the government contracting, and it's clear to me that the small group of Republicans that are intent on having their way are going to double-down. They're going to make another one or two attempts. It may take one of two more elections before we settle this. So the question is, really, if you look in the future, if the worse comes to worse and we need to shut down the government again for some period and God forbid we decide not to pay our debts, how does this affect the Company?

Steven Komar:                         Well, Sam, it won't do us any good, that I can promise you.

Sam Donaldson:                       Well, okay. I heard that.

Steven Komar:                         I know, it's, to some extent, we're talking about short-term disruptions, which perhaps we all think may happen again. And on another hand, there is obviously some more draconian solution. I think we probably shown a little bit of our ability to whether a short-term disruption. If you're asking me what's going to happen if there's a major default, I think we—from our perspective, we'll go into crisis planning mode. We will try to stabilize and minimize any deterioration in our financials, but, honest to God, Sam, I wish I could give you a fine answer on that.

Sam Donaldson:                       Well, I really probably shouldn't have settled into the possibility of default, it's unthinkable that the United States the default on its debt. Senator Cruz said that they are not going to get their way.

But the possibility of a fight that, once again, ends in some partial disruption of the government of a shutdown, what have you, and I think that could be a real possibility, and I guess that's what I'm really talking about.

James McCubbin:                    Hey, Sam. Let me address this, I actually can address this.

Sam Donaldson:                       Hello. Hey, Jim.

James McCubbin:                    One, if the federal government defaults, we all know the world's in trouble, okay.

Sam Donaldson:                       Right.

James McCubbin:                    So let's just assume that won’t happen...

Sam Donaldson:                       Well most of us know that.

James McCubbin:                    Right. Right. Right, if that happens we all have a problem, okay. Now let's enter the shorter term disruption. The shorter term disruption in a shutdown or a shorter term disruption in various other issues such as sequestration, it affect us is in different ways. A temporary shutdown like we realized, okay; it hurts us because you can't get additional revenues, you can't grow your contract base, new awards aren't being made. But beyond that we're an obligated funds, those obligated funds are already been obligated and are being paid out. So, with the government shutdown, we were still working. And we still received months. Now, what doesn't happen is in the government shutdown, is you're not going to have new additional awards, and that's where you have to kind of work around it on a short-term basis. That all really is a timing issue, and making sure that you manage your P&L and your balance sheet effectively to get through that period of time. And we've always been very good with managing our balance sheet, as you know.

So, with the exposure on the federal side, if it's a timing issue because of a momentary shutdown, if it is a—an event that is not going to have a budget and you're going to continue in resolution, it affects the growth of the business, first and foremost. But remember, being under obligated funds really kind of helps you out. All the big guys, everybody has their pool of obligated funds that they run their base business along.

Also, remember you're asking how we're going to deal with it. One of the reasons that we've been migrating away from the federal exposure that we have is by making sure we've broaden our platform. And this year was a difficult year for us because we knew we had to do it and we had to get there, because the timing was really important. And by us continuing to do it, a lot of the revenues for the 20 million that we've just recently won, a good portion of that, we're going to be for commercial entities, for some international work, for some municipality work.

The more and more effective we can be at broadening that base, as well as having obligated funds and our federal work that saves money for agencies, okay, it mitigates the risk tremendously, especially for a major default. Does that help?

Sam Donaldson:                       It helps and I appreciate the answer and I appreciate the direction you've been taking for the Company. All I can say is keep going. Thanks very much.

Steven Komar:                          Thank you, Sam.

Operator:                                     Thank you. At this time I show there are no further questions. I would like to turn the conference back to Management for closing remarks.

Steven Komar:                             Okay, let's go.

James McCubbin:                       Thanks.

Steven Komar:                            Thank you, Operator. It appears we've taken all requests. And, Operator, thank you for your assistance. As a call—as a closing comment, I want to emphasize that we are cautiously optimistic about the near-term impact, and are very, very positive about our perceptions of our outlook in our future for 2014, the diversification of our revenues, the positive award of the DHS contract. And I think the Management of your Company is completely focused on building the business for the future. So until we speak again, we thank you very much and please have a great evening.

Operator:                                     Ladies and gentlemen, this concludes the WidePoint Corporation Third Quarter 2013 Earnings Conference Call. Thank you for your participation. You may now disconnect.